EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:
Fabrice Klein
404-260-2537
fklein@interland.com
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          INTERLAND, INC. ANNOUNCES RECORD DATE FOR REVERSE STOCK SPLIT


ATLANTA, July 25, 2003 - Interland, Inc. (Nasdaq: INLD and INLDD) a leading provider of business-class Web hosting and online services to small and medium businesses, announced today that the record date for its previously-announced one-for-ten reverse stock split is August 1, 2003. The reverse stock split will reduce the number of shares of common stock presently issued and outstanding from approximately 162.6 million to approximately 16.3 million.

No fractional shares of common stock will be issued in connection with the reverse stock split. In instances where the reverse stock split would result in a record shareholder becoming the holder of a fractional interest in a share of common stock, the number of shares held by such record shareholder will be rounded down to the nearest whole share, and the shareholder will receive a cash payment equal to the product of (i) the closing sales price of the common stock on the effective date of the reverse stock split, multiplied by (ii) the fractional interest.

The reverse stock split will be effective as of the close of market on August 1, 2003, and the Company's common stock will begin trading on a reverse split basis on August 4, 2003. Wells Fargo Bank Minnesota, N.A. has been retained to act as the administrator for the reverse split.

Interland, Inc. (Nasdaq: INLD) is a leading Web hosting and online services company dedicated to helping small and medium businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized Web hosting, e-commerce, application hosting, and Web site development, marketing and optimization tools. For more information about Interland, please visit www.interland.com.


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Forward-looking  statements  contained in this press  release are made under the
Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.


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